Exhibit 99.1

news release

NYSE: TC

TSX: TCM

December 15, 2011	TSX-V:TRX.WT

Thompson Creek Announces Royal Gold Increases Gold Stream Interest to Purchase Additional 15% of Future Gold Production from Mt. Milligan for $270 Million

Thompson Creek Metals Company Inc. (“Company” or “Thompson Creek”), a growing, diversified, North American mining company, today announced that effective December 14, 2011, it has entered into an Amended and Restated Purchase and Sale Agreement with Royal Gold, Inc. (“Royal Gold”) to sell an additional 15% of the payable gold from Thompson Creek’s Mt. Milligan copper-gold project to Royal Gold in exchange for a total of $270 million, $112 million of which will be paid shortly after signing.  Thompson Creek intends to use the proceeds from the Amended and Restated Agreement to finance a portion of the construction of the Mt. Milligan project and related costs.

“We are very pleased with Royal Gold’s increased investment and continued support in the advancement of our Mt. Milligan project,” said Kevin Loughrey, Chairman and Chief Executive Officer of Thompson Creek.  “We believe that Royal Gold’s participation in Mt. Milligan is an endorsement of the quality of the project that will transform our Company into a diversified, base metals producer beginning late 2013 and significantly strengthen our Company’s financial performance,” added Mr. Loughrey.

The Amended and Restated Agreement amended and restated the Purchase and Sale Agreement by and among the Company, Royal Gold, and their respective subsidiaries dated as of October 20, 2010 (the “Original Agreement”). Under the Original Agreement, Thompson Creek agreed to sell 25% of the payable ounces of gold produced from the Mt. Milligan project to Royal Gold in exchange for a total of $311.5 million, $226.5 million of which was paid at closing. The remaining $85 million was required to be paid over the construction period of the Mt. Milligan project. The cash purchase price for the payable gold under the Original Agreement was the lesser of $400 or the prevailing market price for each payable ounce of gold until 550,000 payable ounces have been delivered to Royal Gold and the lesser of $450 or the prevailing market price for each additional payable ounce thereafter.

Under the Amended and Restated Agreement, Royal Gold increased its aggregate investment (including amounts previously funded under the Original Agreement and commitments for future funding) from $311.5 million to $581.5 million, and agreed to purchase a total of 40% of the payable ounces of gold produced from the Mt. Milligan project at a cash purchase price equal to the lesser of $435, with no inflation adjustment, or the prevailing market price for each payable ounce of gold (regardless of the number of payable ounces delivered to Royal Gold).

Three business days following the execution of the Amended and Restated Agreement, Royal Gold will make a cash payment of $112 million to Thompson Creek. Following this payment, and taking into account payments totaling $252.6 million made by Royal Gold under the Original Agreement, Royal Gold will make future scheduled payments to Thompson Creek in the aggregate amount of $216.9 million, which will be paid on a quarterly basis commencing on March 1, 2012 at the rate of $45 million per quarter in calendar year 2012 (representing an aggregate of $180 million in calendar year 2012), $12 million per quarter in the first two quarters of calendar year 2013, and $12.9 million in the third quarter of calendar year 2013 (representing an aggregate of $36.9 million in calendar year 2013).

Concurrently with the closing of the transaction with Royal Gold, the participating banks in the Company’s revolving credit facility entered into a third amendment to the Company’s revolving credit agreement whereby the banks consented to the Royal Gold transaction, and agreed to modify certain financial covenants and measurements included in the credit agreement.

About Mt. Milligan Copper-Gold Project

Mt. Milligan is a copper-gold project located approximately 90 miles northwest of Prince George in central British Columbia, Canada. Thompson Creek is in the process of constructing the mine, which is expected to be in production in the fourth quarter of 2013.  The Mt. Milligan project is based on a conventional truck-shovel open pit mine and 60,000 tonnes per day copper flotation concentrator.  Average annual production over the current 22-year mine life is expected to be approximately 81 million pounds of copper and 194,000 ounces of gold.  Production in years one through six is expected to be higher with approximately 89 million pounds of copper and 262,000 ounces of gold.  The current capital expenditure estimate to construct and develop the Mt. Milligan mine is C$1.265 billion.  Since inception of the project through September 30, 2011, approximately C$383.1 million has been spent and an additional C$336.3 million has been committed as open purchase orders, contracts, and capital purchase commitments.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in central British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Thompson Creek has approximately 970 employees.  Its principal executive office is in Denver,

Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release (including information incorporated by reference) are ‘‘forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation.  These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Our forward looking statements include, without limitation: estimates of future capital expenditures and other cash needs for operations, including with respect to the Endako mill expansion and the development of Mt. Milligan, and expectations as to the funding thereof; statements as to the projected development of the Endako mill expansion, Mt. Milligan and other projects, including expected production commencement dates; statements regarding future earnings, and the sensitivity of earnings to molybdenum prices; estimates of future production costs and other expenses for specific operations and on a consolidated basis; estimates of future mineral production and sales for specific operations and on a consolidated basis; estimates of mineral reserves and resources, including estimated mine life and annual production; estimates as to commodity prices; and statements with respect to the future financial or operating performance of Thompson Creek or its subsidiaries and its projects.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements.  Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled ‘‘Risk Factors’’ in Thompson Creek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Although we have attempted to identify those factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that cause results or events to differ from those anticipated, estimated or intended.  Many of these factors are beyond TCM’s ability to control or predict.  Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Christine Stewart Renmark Financial Communications Inc. Tel: (416) 644-2020 cstewart@renmarkfinancial.com